EXHIBIT 21


                               IES INDUSTRIES INC.
                         SUBSIDIARIES OF THE REGISTRANT



The following are deemed to be significant subsidiaries of  Industries --


Name of Subsidiary            State of Incorporation

IES Utilities Inc.                 Iowa

IES Diversified Inc.               Iowa